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                                                                  EXHIBIT (c)(6)

     AMENDMENT (the "Amendment"), dated November 20, 1997 to Agreement for Provision of Telecommunications Services dated November 13, 1997 (as heretofore amended, the "Agreement"), between Tel-Save, Inc., a Pennsylvania corporation ("Tel-Save") and Shared Technologies Fairchild Inc., a Delaware corporation ("STF").

     FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which is hereby acknowledged, the Agreement is hereby amended in the following respects, with terms defined in the Agreement and used herein having the respective meanings assigned to such terms in the Agreement:

          1. Section 2.b. of the Agreement is hereby amended by deleting the first sentence thereof and substituting therefor the following sentence:

          "The "Term" of this Agreement begins on the Commencement Date and ends on the day 30 days following receipt of written notice of termination from either Party to the other that is delivered at any time after February 28, 1998."

          2.   Section 5 of the Agreement is hereby deleted in its entirety.

          3.   Section 9 of the Agreement is hereby deleted in its entirety.

          4.   Section 11 of the Agreement is hereby deleted in its entirety.

          Except as amended hereby, the Agreement shall continue in full force and effect.

          Notwithstanding the foregoing, in the event that the Agreement and Plan of Merger dated November 20, 1997 among Intermedia Communications Inc., Moonlight Acquisition Corp. and STF is terminated by the parties thereto, then upon written notice by STF to Tel-Save, the amendments and deletions to the Agreement shall be rescinded and the Agreement shall be reinstated and remain in full force and effect as originally entered into between Tel-Save and STF.

          This Amendment may be executed in any number of counterparts, and all such counterparts together shall constitute one and the same instrument. This Amendment shall be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable principles of conflicts of law).
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          IN WITNESS WHEREOF, the parties hereto have executed this Amendment this 20th day of November, 1997.

                              TEL-SAVE, INC.



                              By:   /s/ Aloysius T. Lawn IV
                                    -----------------------



                              SHARED TECHNOLOGIES FAIRCHILD INC.



                              By:   /s/ Anthony Autorino
                                    --------------------

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